Exhibit 3.3

State of Delaware

Office of the Secretary of State

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "SHAMROCK LOGISTICS GP, LLC", FILED IN THIS OFFICE ON THE SEVENTH DAY OF DECEMBER, A.D. 1999, AT 3:15 O'CLOCK P.M.

                     .        /s/ Edward J. Freel

                                        Edward J. Freel, Secretary of State
3137906 8100

991523542

AUTHENTICATION:
DATE:

0124355

12-08-99

Exhibit 3.3

CERTIFICATE OF FORMATION OF
SHAMROCK LOGISTICS GP, LLC

This Certificate of Formation of Shamrock Logistics GP, LLC (the "Company') is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

l.    The name of the Company is Shamrock Logistics GP, LLC.

2.The name and address of the registered agent of the Company shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3.    The address of the registered office of the Company in Delaware is 1209 Orange Street, Wilmington, Delaware 19801.
IN WITNESS WHEREOF, the undersigned, an authorized person or agent or attorney-in-fact of the Company, has caused this Certificate of Formation to be duly executed as of the 7th day of December, 1999.

/s/ Todd Walker
Name: Todd Walker
Authorized Agent

HOU:492927.l